Exhibit 5.1

Darren K. DeStefano

+1: 703 456 8034

ddestefano@cooley.com

April 30, 2020

Senseonics Holdings, Inc.

20451 Seneca Meadows Parkway

Germantown, Maryland 20876

Ladies and Gentlemen:

We have acted as counsel to Senseonics Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale of up to 53,330,885 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which includes (i) 1,500,000 shares of Common Stock that are currently outstanding (the “Shares”), (ii) 4,500,000 shares that may be issued upon conversion of warrants (the “Warrants”) to purchase Common Stock (the “Warrant Shares”), (iii) 47,330,885 shares of Common Stock, which is the maximum number of shares that can be issued pursuant to the conversion of up to $20.0 million of aggregate principal of notes (the “First Lien Notes”) held by, or issuable to, the selling stockholders  (the “Conversion Shares”). The Shares and $15.0 million aggregate principal amount of First Lien Notes (the “Initial First Lien Notes”) were issued, and an additional $5.0 million aggregate principal amount of First Lien Notes (the “Additional First Lien Notes”)  are issuable, by the Company pursuant to that certain Loan and Security Agreement, dated April 22, 2020, by and among Wilmington Savings Fund Society, SCB, as collateral agent, Highbridge Tactical Credit Master Fund, L.P., the Company and Senseonics, Incorporated (the “LSA”).  The Warrants were issued by the Company pursuant to that certain Note Purchase and Exchange Agreement, dated April 22, 2020 among Wilmington Savings Fund Society, SCB, as collateral agent, Highbridge Tactical Credit Master Fund, L.P., the Company and Senseonics, Incorporated (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus included in the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the LSA, the Purchase Agreement and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable, (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, (iii) the Conversion Shares issued upon conversion of the Initial First Lien Notes in accordance with their terms

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will be validly issued, fully paid and nonassessable, and (iv) when the Additional First Lien Notes have been issued against payment therefor in accordance with the terms of the LSA, the Conversion Shares issued upon conversion of the Additional First Lien Notes in accordance with their terms will be validly issued, fully paid and nonassessable..

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We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Darren K. DeStefano
Darren K. Destefano